Exhibit 99.1

September 21, 2004 08:00 AM US Eastern Timezone

Next Inc. Signs Letter of Intent to Acquire Choice International Inc.; Moves Forward on Goal of Making Synergistic and Accretive Acquisitions

CHATTANOOGA, Tenn.—(BUSINESS WIRE)—Sept. 21, 2004—Next Inc. (OTCBB:NXTI) an emerging leader in the sportswear and promotional products industry today announced today that it has signed a letter of intent to acquire Choice International.

Next is acquiring Choice’s business related to private label sportswear which includes inventory, trademarks, trade names, customer lists and contract rights. Next will also acquire direct purchasing and distribution rights for Asian sportswear from a Chinese source which management anticipates will result in enhanced profitability and a competitive advantage in the company’s marketplace. Mark Scyphers and Bill Steele, principals of Choice will also be joining Next’s management team, bringing with them a tremendous amount of industry experience. The transaction is expected to close by October 31, 2004.

Mr. Charles Thompson, CFO of Next Inc. stated “the acquisition of Choice gains us entry into the private label sportswear segment of the business and a new category of customers. We expect the acquisition of Choice to initially add $3-5 million in annual revenue and cut the cost of about 40% of our raw material purchases by approximately 10-15%. We believe the acquisition has the potential to quickly generate accretive earnings to the company while improving our seasonal balance.”

Mr. Bill Hensley, the Company’s CEO commented, “We are very pleased to welcome Mark and Bill to the Next team. We are extremely excited about the multiple positive factors the acquisition of Choice presents for our shareholders. The acquisition will not only give us a meaningful revenue increase, but also a significant decrease in our cost of goods sold. This in turn lays the groundwork for future acquisitions to be even more accretive as these efficiencies are applied to a larger revenue base.”

About Next Inc. HYPERLINK “http://www.nextinc.net” \nhttp://www.nextinc.net

Next, Inc. is a creative and innovative sales and marketing organization that designs, develops, markets, and distributes licensed and branded promotional products and imprinted sportswear primarily through major college and university, motor sports and other major promotional key licensing agreements and the Company’s own proprietary designs. Next is one of the dominant companies in the highly fragmented licensed promotional products and imprinted sportswear industries.

The company has expanded its distribution to include e-commerce through which a significant amount of the Company’s most popular licensed products is marketed. The most significant are, HYPERLINK “http://www.campustraditionsusa.com”

\nwww.campustraditionsusa.com, HYPERLINK “http://www.rpmsportsusa.com” \nwww.rpmsportsusa.com, HYPERLINK

“http://www.americanbiker.net” \nwww.americanbiker.net and HYPERLINK “http://www.americanwildlifeusa.com”

\nwww.americanwildlifeusa.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward-looking statements. The Company relies on this safe harbor in making such disclosures. The statements are based on management’s current beliefs and assumptions about expectations, estimates, strategies and projections. These statements are not guarantees of future performance or results and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.